PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 66 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                      Dated March 12, 2002
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                           -------------------------


     We, Morgan Stanley Dean Witter & Co., have the option to redeem these notes in whole, but not in part, prior to the maturity date. We may redeem the notes on any April 5 or October 5, beginning April 5, 2004, upon not less than 15 nor more than 20 calendar days notice. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Fixed Rate Notes," subject to and as modified by the provisions described below.

     We will pay interest semi-annually, beginning October 5, 2002. Interest will accrue at the rate of 5.0% on the $1,000 principal amount of each note from and including April 5, 2002, the original issue date, to but excluding April 5, 2004, and at the rate of 7.2% on the $1,000 principal amount of each note from and including April 5, 2004 to but excluding the maturity date or any earlier redemption date.

Principal Amount:        $35,000,000                          Redemption Dates:        Redeemable in whole, but not in
                                                                                       part, at our option on any April
Maturity Date:           April 5, 2017                                                 5 or October 5, beginning April
                                                                                       5, 2004
Settlement Date
  (Original Issue                                             Redemption Notice
  Date):                 April 5, 2002                          Period:                At least 15 but not more than 20
                                                                                       calendar days prior to the
Interest Accrual Date:   April 5, 2002                                                 redemption date

Issue Price:             100%                                 Annual Redemption
                                                                Percentage
Interest Payment                                                Reduction:             N/A
  Dates:                 Each April 5 and October 5,
                         beginning October 5, 2002            Book-Entry Note or
                                                                Certificated Note:     Book-entry note
Interest Payment
  Period:                Semi-annually                        Senior Note or
                                                                Subordinated Note:     Senior note
Interest Rate:           5.0% per annum from and
                         including the original issue         Agent:                   Morgan Stanley & Co. Incorporated
                         date to but excluding April
                         5, 2004                              Minimum
                                                                Denomination:          $1,000
                         7.2% per annum from and including
                         April 5, 2004 to but excluding       Specified Currency:      U.S. dollars
                         the maturity date or any earlier
                         redemption date                      Business Day:            New York

Redemption                                                    CUSIP:                   61745ERW3
  Percentage:            100%

                                                              Other Provisions:        See "United States Federal Income
                                                                                       Taxation" below

    Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

United States Federal Income Taxation   The following discussion supplements the
                                        discussion in the section of the
                                        accompanying prospectus supplement
                                        called "United States Federal Taxation"
                                        and is subject to all the limitations
                                        and qualifications set forth therein
                                        including, but not limited to, the
                                        qualifications and limitations set
                                        forth in the first paragraph therein.

                                        Payments of Interest on the Notes.
                                        Under applicable Treasury regulations,
                                        solely for purposes of determining the
                                        yield and maturity of the notes, we
                                        will be deemed to have redeemed the
                                        notes on April 5, 2004. If we do not,
                                        in fact, redeem the notes on April 5,
                                        2004, the notes will be treated, solely
                                        for purposes of determining the yield
                                        and maturity of the notes, as if
                                        retired and reissued for an amount
                                        equal to the issue price of the notes.
                                        Accordingly, the notes are not
                                        "Discount Notes" (as defined in the
                                        section of the accompanying prospectus
                                        supplement called "United States
                                        Federal Taxation--Notes"), and all
                                        interest paid on the notes will be
                                        taxable to United States holders as
                                        described in the section of the
                                        accompanying prospectus supplement
                                        called "United States Federal
                                        Taxation--Notes--Payments of Interest
                                        on the Notes."